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                                                                   Exhibit 23.2


Consent of Independent Accountants

We consent to the incorporation by reference in the registration statements of U.S. Bancorp on Form S-3 (File Nos. 33-43407, 33-48249, 33-64318 and 33-86474)
and on Form S-8 (File Nos. 33-18706, 33-28785, 33-39765, 33-39860, 33-39861,
33-71904, 33-83158, 33-64435 and 33-64429) of our report dated January 19,
1995, on our audits of the consolidated financial statements of West One Bancorp and subsidiaries as of December 31, 1994, and for each of the two years in the period ended December 31, 1994, which report includes an explanatory paragraph relating to West One Bancorp's change in accounting for investment securities in 1993 and which report is included in this Annual Report on Form 10-K of U.S. Bancorp.


COOPERS & LYBRAND L.L.P.

Boise, Idaho
March 7, 1996